Exhibit 21.1
SUBSIDIARIES OF OCEAN RIG UDW INC.

Name of Subsidiary	Jurisdiction of Incorporation
Drillship Hydra Owners Inc.	Marshall Islands
Drillship Paros Owners Inc.	Marshall Islands
Drillship Kithira Owners Inc.	Marshall Islands
Drillship Skopelos Owners Inc.	Marshall Islands
Ocean Rig AS	Norway
Ocean Rig UK Ltd.	United Kingdom
Ocean Rig Ltd.	United Kingdom
Ocean Rig Ghana Ltd.	Ghana
Ocean Rig Canada Inc.	Canada
Ocean Rig North Sea AS	Norway
Ocean Rig 1 Inc.	Marshall Islands
Ocean Rig 2 Inc.	Marshall Islands
Ocean Rig 1 Shareholders Inc.	Marshall Islands
Ocean Rig 2 Shareholders Inc.	Marshall Islands
Drill Rigs Holdings Inc.	Marshall Islands
Drillships Investment Inc.	Marshall Islands
Drillships Holdings Inc.	Marshall Islands
Kithira Shareholders Inc.	Marshall Islands
Skopelos Shareholders Inc.	Marshall Islands
Drillship Hydra Shareholders Inc.	Marshall Islands
Drillship Paros Shareholders Inc.	Marshall Islands
Ocean Rig Operations Inc.	Marshall Islands
Primelead Limited	Cyprus
Ocean Rig Black Sea Operations B.V.	The Netherlands
Ocean Rig Drilling Services Cooperatief U.A.	The Netherlands
Ocean Rig Black Sea Cooperatief U.A	The Netherlands
Ocean Rig Deep Water Drilling Ltd.	Nigeria
Ocean Rig UDW LLC	Marshall Islands
Ocean Rig Drilling Operations B.V.	The Netherlands
Algarve Finance Ltd.	Marshall Islands
Alley Finance Co.	Marshall Islands
Drillship Skiathos Shareholders Inc.	Marshall Islands
Drillship Skyros Shareholders Inc.	Marshall Islands
Drillship Kythnos Shareholders Inc.	Marshall Islands
Drillship Skiathos Owners Inc.	Marshall Islands
Drillship Skyros Owners Inc.	Marshall Islands
Drillship Kythnos Owners Inc.	Marshall Islands
Ocean Rig 1 Greenland Operations Inc.	Marshall Islands
Ocean Rig Corcovado Greenland Operations Inc.	Marshall Islands
Ocean Rig Olympia Operations Ghana Ltd.	Ghana
Tanzania Operations Inc.	Marshall Islands
Ocean Rig Do Brasil de Petrolero Ltda.	Brazil